EXHIBIT 99.1

International Paper Plaza
400 Atlantic Street
Stamford, CT 06921

News Release

Media Contacts:	Jennifer Boardman, International Paper, 203-541-8407
Patty Neuhoff, International Paper, 901-419-4052

Investor Contacts:	Darial Sneed, International Paper, 203-541-8541
Brian Turcotte, International Paper, 203-541-8632

International Paper Agrees to Sell its Fine Papers Business

STAMFORD, Conn. – March 31, 2005 – International Paper (NYSE: IP) announced it has signed an agreement to sell its Fine Papers business to Mohawk Paper Mills Inc., of Cohoes, N.Y. The company anticipates cash proceeds from the transaction will total approximately $65 million.

The company announced in December 2004 that it had signed a non-binding letter of intent to sell the business to Mohawk as part of its strategy to improve profitability and focus on core businesses. With a definitive sale agreement now in place, the companies expect to close the transaction early in the second quarter of 2005, subject to various closing conditions.

The Fine Papers Business includes the writing, text and cover papers and artist papers segments. Included in the sale are the Hamilton, Ohio, paper mill, with an annual production capacity of approximately 65,000 tons; the Saybrook, Ohio, converting center; and the Westfield, Mass., artist papers converting operation. The business employs approximately 500 people. The sale will also include the Strathmore®, Brite Hue®, Via® and Beckett® brands.

International Paper (www.internationalpaper.com) is the world’s largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative® program, a system that ensures the perpetual planting, growing and harvesting of trees while protecting biodiversity, wildlife, plants, soil, water and air quality. Headquartered in the United States, IP has operations in over 40 countries and sells its products in more than 120 nations.

###

Statements in this news release that are not historical are forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to, uncertainty as to whether the sale of the business will be completed, the ability of the companies to meet closing conditions, the strength of demand for the company’s products and changes in overall demand, the effects of competition from foreign and domestic producers, changes in the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to continue to realize anticipated cost savings, performance of the company’s manufacturing operations, results of legal proceedings, changes related to international economic conditions and changes in currency exchange rates. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.